Exhibit 99.1
News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (April 30, 2020) - Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2020 and discussed the company's response to the COVID-19 pandemic.
First Quarter Performance
Key results include:

•	Total revenues increased 11% to $6.2 billion in comparison to the first quarter of 2019, driven by higher unit demand, offset partially by lower net selling prices.

◦
Product sales increased 12% globally, driven by volume growth across a number of our newer products, including Otezla® (apremilast), Repatha® (evolocumab), MVASI® (bevacizumab-awwb), KANJINTI® (trastuzumab-anns) and Evenity® (romosozumab-aqqg), offset partially by declines in select products from the impact of biosimilar and generic competition.

•	GAAP earnings per share (EPS) decreased 3% to $3.07 driven by the amortization of costs associated with our Nov. 21, 2019 acquisition of Otezla, offset partially by increased revenues.

◦	GAAP operating income decreased 5% to $2.4 billion and GAAP operating margin decreased 6.8 percentage points to 40.0% driven by the amortization of intangible assets from our Otezla acquisition.

•	Non-GAAP EPS increased 17% to $4.17 driven by increased revenues and fewer weighted-average shares outstanding.

◦	Non-GAAP operating income increased 15% to $3.2 billion and non-GAAP operating margin increased 1.5 percentage points to 53.9%.

•	The Company generated $2.0 billion of free cash flow in the first quarter versus $1.7 billion in the first quarter of 2019.

•	2020 total revenues guidance reaffirmed at $25.0-$25.6 billion; EPS guidance revised to $10.65-$11.45 on a GAAP basis and reaffirmed at $14.85-$15.60 on a non-GAAP basis.

“I am inspired by the many ways my colleagues at Amgen and others across the industry are stepping up to meet the greatest public health challenge of our lifetime,” said Robert A. Bradway, chairman and chief executive officer. “We are committed to an uninterrupted supply of our medicines to patients; advancing potential new medicines to treat serious diseases, including COVID-19; making a difference in the communities where we live and work; and creating long-term value for shareholders.”

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q1'20	Q1'19	YOY Δ
Total Revenues	$6,161	$5,557	11%
GAAP Operating Income	$2,355	$2,472	(5%)
GAAP Net Income	$1,825	$1,992	(8%)
GAAP EPS	$3.07	$3.18	(3%)
Non-GAAP Operating Income	$3,176	$2,770	15%
Non-GAAP Net Income	$2,476	$2,230	11%
Non-GAAP EPS	$4.17	$3.56	17%
Dividends Paid Per Share	$1.60	$1.45	10%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.
Product Sales Performance

•	Total product sales increased 12% for the first quarter of 2020 versus the first quarter of 2019 driven by 15% volume growth.

•	Prolia® (denosumab) sales increased 10% driven by higher unit demand.

•	EVENITY launched in the U.S. and Japan in the first half of 2019, generating $100 million of sales in the first quarter of 2020.

•
Repatha sales increased 62% driven by 98% volume growth, offset partially by lower net selling price. Repatha's net selling price was impacted by the removal of our original list price option to improve patient affordability, especially for Medicare patients.

•	Aimovig® (erenumab-aooe) sales increased 20% driven by 46% volume growth, offset partially by lower net selling price as we expanded patient access.

•	Parsabiv® (etelcalcetide) sales increased 39% driven by higher unit demand, offset partially by lower net selling price.

•	Otezla was acquired on Nov. 21, 2019 and generated $479 million of sales in the first quarter of 2020.

•	Enbrel® (etanercept) sales were flat as favorable changes to estimated sales deductions and inventory were offset by lower unit demand and lower net selling price.

•	AMGEVITA™ (adalimumab) generated $86 million of sales in the first quarter of 2020 and is the most prescribed adalimumab biosimilar in Europe.

•	KYPROLIS® (carfilzomib) sales increased 14% driven by higher unit demand and to a lesser extent, higher net selling price.

•	XGEVA® (denosumab) sales increased 2% driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 19% driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 15% driven by higher unit demand.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

•	BLINCYTO® (blinatumomab) sales increased 36% driven by higher unit demand.

•	KANJINTI® generated $119 million of sales in the first quarter of 2020.

•	MVASI® generated $115 million of sales in the first quarter of 2020.

•	Neulasta® (pegfilgrastim) sales decreased 40% driven by the impact of competition on unit demand and net selling price.

•	NEUPOGEN® (filgrastim) sales decreased 11% driven by the impact of competition on unit demand.

•	EPOGEN® (epoetin alfa) sales decreased 29% driven by lower net selling price and unfavorable changes to estimated sales deductions.

•	Aranesp® (darbepoetin alfa) sales increased 2% driven by higher unit demand and favorable changes in inventory, offset by lower net selling price.

•	Sensipar/Mimpara® (cinacalcet) sales decreased 42% driven by the impact of competition on unit demand, offset partially by favorable changes to estimated sales deductions and inventory.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1'20			Q1'19	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$422	$232	$654	$592	10%
EVENITY®	37	63	100	17	*
Repatha®	124	105	229	141	62%
Aimovig®	71	—	71	59	20%
Parsabiv®	146	29	175	126	39%
Otezla®	377	102	479	—	*
Enbrel®	1,117	36	1,153	1,151	—%
AMGEVITA™	—	86	86	31	*
KYPROLIS®	187	93	280	245	14%
XGEVA®	355	126	481	471	2%
Vectibix®	80	122	202	170	19%
Nplate®	127	91	218	189	15%
BLINCYTO®	57	37	94	69	36%
KANJINTI®	96	23	119	24	*
MVASI®	108	7	115	—	*
Neulasta®	534	75	609	1,021	(40%)
NEUPOGEN®	45	20	65	73	(11%)
EPOGEN®	155	—	155	219	(29%)
Aranesp®	175	247	422	414	2%
Sensipar®/Mimpara®	42	81	123	213	(42%)
Other**	24	40	64	61	5%
Total product sales	$4,279	$1,615	$5,894	$5,286	12%

* Change in excess of 100%
** Other includes GENSENTA, IMLYGIC®, Corlanor® and Bergamo.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses increased 23% driven by Otezla-related expenses, including the amortization of intangible assets. Cost of Sales margin increased 5.7 percentage points driven by amortization of intangible assets acquired in the Otezla acquisition and an increase in milestone payments, offset partially by lower manufacturing costs. Research & Development (R&D) expenses increased 8% driven by higher late-stage development program support of our oncology portfolio, primarily AMG 510 (sotorasib), along with the recently acquired Otezla, offset partially by recoveries from our collaboration with BeiGene. Selling, General & Administrative (SG&A) expenses increased 14% due to our first full quarter of Otezla commercial-related expenses.

•	Operating Margin decreased 6.8 percentage points to 40.0% driven by the amortization of intangible assets from our Otezla acquisition.

•	Tax Rate decreased 4.2 percentage points due primarily to amortization related to the Otezla acquisition, changes in jurisdictional mix of earnings and an increase in net discrete tax benefits.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

On a non-GAAP basis:

•
Total Operating Expenses increased 7% driven by Otezla-related expenses. Cost of Sales margin decreased 1.6 percentage points driven by lower manufacturing costs, offset partially by an increase in milestone payments. R&D expenses increased 8% driven by higher late-stage development program support of our oncology portfolio, primarily AMG 510 (sotorasib), along with the recently acquired Otezla, offset partially by recoveries from our collaboration with BeiGene. SG&A expenses increased 12% due to our first full quarter of Otezla commercial-related expenses.

•	Operating Margin increased 1.5 percentage points to 53.9%.

•	Tax Rate decreased 1.8 percentage points due primarily to changes in jurisdictional mix of earnings and an increase in net discrete tax benefits.

$Millions, except percentages	GAAP			Non-GAAP
	Q1'20	Q1'19	YOY Δ	Q1'20	Q1'19	YOY Δ
Cost of Sales	$1,513	$1,055	43%	$771	$779	(1%)
% of product sales	25.7%	20.0%	5.7 pts.	13.1%	14.7%	(1.6) pts.
Research & Development	$952	$879	8%	$927	$859	8%
% of product sales	16.2%	16.6%	(0.4) pts.	15.7%	16.3%	(0.6) pts.
Selling, General & Administrative	$1,316	$1,154	14%	$1,287	$1,149	12%
% of product sales	22.3%	21.8%	0.5 pts.	21.8%	21.7%	0.1 pts.
Other	$25	$(3)	*	$—	$—	—%
Total Operating Expenses	$3,806	$3,085	23%	$2,985	$2,787	7%

Operating Margin
operating income as % of product sales	40.0%	46.8%	(6.8) pts.	53.9%	52.4%	1.5 pts.

Tax Rate	9.7%	13.9%	(4.2) pts.	12.8%	14.6%	(1.8) pts.

* Change in excess of 100%
pts: percentage points
Cash Flow and Balance Sheet

•	The Company generated $2.0 billion of free cash flow in the first quarter of 2020 versus $1.7 billion in the first quarter of 2019.

•
The Company’s first quarter 2020 dividend of $1.60 per share was declared on Dec. 11, 2019, and was paid on March 6, 2020, to all stockholders of record as of Feb. 14, 2020, representing a 10% increase from the first quarter of 2019.

•
During the first quarter, the Company repurchased 4.3 million shares of common stock at a total cost of $933 million. At the end of the first quarter, the Company had $5.5 billion remaining under its stock repurchase authorization.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

$Billions, except shares	Q1'20	Q1'19	YOY Δ
Operating Cash Flow	$2.1	$1.8	$0.3
Capital Expenditures	0.1	0.1	0.0
Free Cash Flow	2.0	1.7	0.3
Dividends Paid	0.9	0.9	0.0
Share Repurchases	0.9	3.0	(2.1)
Average Diluted Shares (millions)	594	626	(32)

Cash and Investments	8.0	26.3	(18.3)
Debt Outstanding	31.8	33.0	(2.1)
Stockholders' Equity	9.5	10.8	(1.3)

Note: Numbers may not add due to rounding
2020 Guidance
For the full year 2020, the Company reaffirmed total revenues and non-GAAP EPS guidance:

•	Total revenues in the range of $25.0 billion to $25.6 billion, unchanged from previous guidance.

•	On a GAAP basis, EPS in the range of $10.65 to $11.45 and a tax rate in the range of 10.5% to 11.5%.

•	On a non-GAAP basis, EPS in the range of $14.85 to $15.60 and a tax rate in the range of 13.5% to 14.5%, unchanged from previous guidance.

•	Capital expenditures to be approximately $600 million.

First Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
AMG 510 (sotorasib)

•	The Company will present the following clinical data as part of the ASCO20 Virtual Scientific Program, May 29-31:

◦	Updated results from the Phase 1 dose escalation study in patients with advanced colorectal cancer.

◦	Updated results from the Phase 1 dose escalation study in patients with advanced solid tumors other than non-small-cell lung cancer (NSCLC) and colorectal cancer.

•	The Company reiterated its expectation of initial data in 2020 from a potentially pivotal Phase 2 monotherapy study in patients with advanced NSCLC, including at least six months of response data.

BiTE® Programs

•	The Company expects initial data from Phase 1 dose escalation studies of the following half-life extended BiTE® molecules in H2 2020:

◦	AMG 160 targeting PSMA (prostate specific membrane antigen)

◦	AMG 701 targeting BCMA (B-cell maturation antigen)

◦	AMG 757 targeting DLL3 (Delta-like ligand 3)

•
Updated results from the Phase 1 dose escalation study of AMG 330, a bispecific T-cell engager molecule targeting CD33, in patients with relapsed/refractory acute myeloid leukemia will be presented as part of the ASCO20 Virtual Scientific Program, May 29-31.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

KYPROLIS

•
The FDA has set a Prescription Drug User Fee Act (PDUFA) target action date of Nov. 15, 2020 for the supplemental New Drug Application (sNDA) to expand the Prescribing Information to include KYPROLIS in combination with dexamethasone and DARZALEX® (daratumumab) for patients with relapsed or refractory multiple myeloma based on data from the Phase 3 CANDOR study.

•
In February, a variation to the marketing authorization application was submitted to the European Medicines Agency to expand the indication for Kyprolis in relapsed multiple myeloma based on data from the Phase 3 CANDOR study.

XGEVA

•
In April, a marketing authorization for the treatment of skeletal related events was accepted for review by the Center for Drug Evaluation in China. XGEVA is included in our strategic collaboration with BeiGene.

ABP 798 (biosimilar rituximab)

•	The FDA has set a Biosimilar User Fee Act target action date of Dec. 19, 2020 for the Biologics License Application for ABP 798, a biosimilar candidate to Rituxan® (rituximab).
Otezla

•	Data from the Phase 3 study in patients with mild-to-moderate psoriasis are expected in Q2 2020.

•	In April, the U.S. Food and Drug Administration (FDA) approved the sNDA to add scalp psoriasis data to the U.S. Prescribing Information.

•	In April, the European Commission (EC) approved an additional indication for the treatment of adult patients with oral ulcers associated with Behçet’s Disease who are candidates for systemic therapy.

Tezepelumab

•	The Company reiterated its expectation of data from the Phase 3 NAVIGATOR study in patients with severe uncontrolled asthma by the end of 2020.
Omecamtiv mecarbil

•
In February, the Data Monitoring Committee for the Phase 3 GALACTIC-HF study completed the second and final planned interim analysis for futility and superiority and recommended that the study continue without changes to its conduct.

•	The Company reiterated its expectation of data from GALACTIC-HF in Q4 2020.
Repatha

•
In March, the Company announced that Repatha significantly reduced low-density lipoprotein cholesterol (LDL-C) in patients who are human immunodeficiency virus-positive and have high LDL-C despite stable background lipid-lowering therapy.

AMG 890

•	A Phase 2 study is expected to begin in the second half of 2020 for AMG 890, a small interfering RNA molecule that lowers lipoprotein(a).

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

COVID-19

•
The Company announced that Otezla, an oral treatment approved in more than 50 countries for inflammatory diseases such as psoriasis and psoriatic arthritis, will be investigated as a potential immunomodulatory treatment in adult patients with COVID-19 in upcoming platform trials.

•	In April, the Company announced a collaboration with Adaptive Biotechnologies to discover and develop fully human neutralizing antibodies targeting SARS-CoV-2 to potentially prevent or treat COVID-19.

•	The Company provided the following updates on aspects of its R&D activities

◦	Study start-up activities are continuing where possible to allow rapid site activation and enrollment when that becomes feasible.

◦	Study procedures are being implemented consistent with recent guidance from regulators to maintain patient safety and study data integrity.

◦	Enrollment is paused in clinical trials where there is uncertainty around the ability of sites to ensure subject safety or data integrity.

◦	Research activities are increasing in various geographies as the situation safely permits.

◦	Medical conferences and journals are being engaged to ensure continued dissemination of important data in a timely manner.

KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co. Inc.
DARZALEX is a registered trademark of Janssen Biotech, Inc.
Rituxan is a registered trademark of Biogen Inc.
Tezepelumab is being developed in collaboration with AstraZeneca
Omecamtiv mecarbil is being developed under a collaboration between Amgen and Cytokinetics, with funding and strategic support from Servier

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the first quarters of 2020 and 2019, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2020 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2020 and 2019. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company, including Adaptive Biotechnologies (including statements regarding such collaboration’s ability to discover and develop fully-human neutralizing antibodies targeting SARS-CoV-2 to potentially prevent or treat COVID-19), BeiGene, Ltd., or the Otezla acquisition, including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, or effects relating to studies of Otezla as a potential treatment for COVID-19, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended March 31,
	2020	2019
Revenues:
Product sales	$5,894	$5,286
Other revenues	267	271
Total revenues	6,161	5,557

Operating expenses:
Cost of sales	1,513	1,055
Research and development	952	879
Selling, general and administrative	1,316	1,154
Other	25	(3)
Total operating expenses	3,806	3,085

Operating income	2,355	2,472

Interest expense, net	346	343
Interest and other income, net	11	185

Income before income taxes	2,020	2,314

Provision for income taxes	195	322

Net income	$1,825	$1,992

Earnings per share:
Basic	$3.09	$3.20
Diluted	$3.07	$3.18

Weighted-average shares used in calculation of earnings per share:
Basic	590	622
Diluted	594	626

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$8,012	$8,911
Trade receivables, net	5,009	4,057
Inventories	3,682	3,584
Other current assets	2,110	1,888
Total current assets	18,813	18,440

Property, plant and equipment, net	4,879	4,928
Intangible assets, net	18,653	19,413
Goodwill	14,683	14,703
Other assets	4,641	2,223
Total assets	$61,669	$59,707

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,987	$9,882
Current portion of long-term debt	1,840	2,953
Total current liabilities	11,827	12,835

Long-term debt	30,008	26,950
Long-term deferred tax liabilities	427	606
Long-term tax liabilities	8,111	8,037
Other noncurrent liabilities	1,811	1,606
Total stockholders’ equity	9,485	9,673
Total liabilities and stockholders’ equity	$61,669	$59,707

Shares outstanding	588	591

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended March 31,
	2020	2019
GAAP cost of sales	$1,513	$1,055
Adjustments to cost of sales:
Acquisition-related expenses (a)	(742)	(276)
Total adjustments to cost of sales	(742)	(276)
Non-GAAP cost of sales	$771	$779

GAAP cost of sales as a percentage of product sales	25.7%	20.0%
Acquisition-related expenses (a)	-12.6	-5.3
Non-GAAP cost of sales as a percentage of product sales	13.1%	14.7%

GAAP research and development expenses	$952	$879
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(25)	(20)
Total adjustments to research and development expenses	(25)	(20)
Non-GAAP research and development expenses	$927	$859

GAAP research and development expenses as a percentage of product sales	16.2%	16.6%
Acquisition-related expenses (a)	-0.5	-0.3
Non-GAAP research and development expenses as a percentage of product sales	15.7%	16.3%

GAAP selling, general and administrative expenses	$1,316	$1,154
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(29)	(4)
Certain net charges pursuant to our restructuring initiatives	—	(1)
Total adjustments to selling, general and administrative expenses	(29)	(5)
Non-GAAP selling, general and administrative expenses	$1,287	$1,149

GAAP selling, general and administrative expenses as a percentage of product sales	22.3%	21.8%
Acquisition-related expenses (a)	-0.5	-0.1
Certain net charges pursuant to our restructuring initiatives	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.8%	21.7%

GAAP operating expenses	$3,806	$3,085
Adjustments to operating expenses:
Adjustments to cost of sales	(742)	(276)
Adjustments to research and development expenses	(25)	(20)
Adjustments to selling, general and administrative expenses	(29)	(5)
Certain net charges pursuant to our restructuring initiatives	2	1
Acquisition-related adjustments (b)	(27)	2
Total adjustments to operating expenses	(821)	(298)
Non-GAAP operating expenses	$2,985	$2,787

GAAP operating income	$2,355	$2,472
Adjustments to operating expenses	821	298
Non-GAAP operating income	$3,176	$2,770

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

	Three months ended March 31,
	2020	2019
GAAP operating income as a percentage of product sales	40.0%	46.8%
Adjustments to cost of sales	12.6	5.3
Adjustments to research and development expenses	0.5	0.3
Adjustments to selling, general and administrative expenses	0.5	0.1
Certain net charges pursuant to our restructuring initiatives	-0.1	0.0
Acquisition-related adjustments (b)	0.4	-0.1
Non-GAAP operating income as a percentage of product sales	53.9%	52.4%

GAAP income before income taxes	$2,020	$2,314
Adjustments to operating expenses	821	298
Non-GAAP income before income taxes	$2,841	$2,612

GAAP provision for income taxes	$195	$322
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	171	68
Other income tax adjustments (d)	(1)	(8)
Total adjustments to provision for income taxes	170	60
Non-GAAP provision for income taxes	$365	$382

GAAP tax as a percentage of income before taxes	9.7%	13.9%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	3.1	1.0
Other income tax adjustments (d)	0.0	-0.3
Total adjustments to provision for income taxes	3.1	0.7
Non-GAAP tax as a percentage of income before taxes	12.8%	14.6%

GAAP net income	$1,825	$1,992
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	650	230
Other income tax adjustments (d)	1	8
Total adjustments to net income	651	238
Non-GAAP net income	$2,476	$2,230

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended March 31, 2020		Three months ended March 31, 2019
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,825	$2,476	$1,992	$2,230

Weighted-average shares for diluted EPS	594	594	626	626

Diluted EPS	$3.07	$4.17	$3.18	$3.56

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three months ended March 31, 2020 the adjustment related primarily to an impairment charge associated with an in-process research and development asset.

(c)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2020, was 20.8%, compared with 22.8% for the corresponding period of the prior year.

(d)	The adjustments related to certain acquisition items and prior period items excluded from GAAP earnings.

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2020	2019
Net cash provided by operating activities	$2,134	$1,845
Net cash (used in) provided by investing activities	(230)	3,555
Net cash used in financing activities	(254)	(4,987)
Increase in cash and cash equivalents	1,650	413
Cash and cash equivalents at beginning of period	6,037	6,945
Cash and cash equivalents at end of period	$7,687	$7,358

	Three months ended March 31,
	2020	2019
Net cash provided by operating activities	$2,134	$1,845
Capital expenditures	(142)	(116)
Free cash flow	$1,992	$1,729

AMGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2020
(Unaudited)

GAAP diluted EPS guidance	$10.65	—	$11.45
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	4.25	—	4.30
Legal settlement proceeds		(0.10)
Non-GAAP diluted EPS guidance	$14.85	—	$15.60

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.97 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2020
(Unaudited)

GAAP tax rate guidance	10.5%	—	11.5%
Tax rate of known adjustments discussed above		3.0%
Non-GAAP diluted EPS guidance	13.5%	—	14.5%